                                                                 EXHIBIT 10.33
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                            ASSET PURCHASE AGREEMENT


                                  by and among



                          PRECO MACHINERY SALES, INC.

                              CHARLES H. GREGORY,

                                 JERRY B. COWAN

                                      and


                           CRESCENT OPERATING, INC.,





                               December 16, 1997



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
                               TABLE OF CONTENTS

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
ASSET PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I

       TERMS OF THE TRANSACTION   . . . . . . . . . . . . . . . . . . . . . .  1
       1.1  Assets to be Transferred  . . . . . . . . . . . . . . . . . . . .  1
       1.2  Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.3  Instruments of Conveyance   . . . . . . . . . . . . . . . . . . .  5
       1.4  Purchase Price and Payment  . . . . . . . . . . . . . . . . . . .  5
       1.5  Adjustment of Purchase Price    . . . . . . . . . . . . . . . . .  5
       1.6  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . .  6
       1.7  Liabilities Assumed by Buyer  . . . . . . . . . . . . . . . . . .  6
       1.8  Liabilities Not Assumed by Buyer  . . . . . . . . . . . . . . . .  7

ARTICLE II

       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       2.1  Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS  . . . .  8
       3.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . . .  8
       3.2  Qualification   . . . . . . . . . . . . . . . . . . . . . . . . .  8
       3.3  Authority Relative to This Agreement  . . . . . . . . . . . . . .  8
       3.4  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . .  8
       3.5  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . .  9
       3.6  Operation of Business   . . . . . . . . . . . . . . . . . . . . .  9
       3.7  Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . .  9
       3.8  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .  9
       3.9  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . 10
       3.10  Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . 10
       3.11  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 10
       3.12  Sufficiency and Condition of Assets  . . . . . . . . . . . . . . 10
       3.13  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . 11
       3.14  Tangible Personal Property   . . . . . . . . . . . . . . . . . . 11
       3.15  Leased Property  . . . . . . . . . . . . . . . . . . . . . . . . 11
       3.16  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       3.17  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . 12
       3.18  Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       3.19  Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       3.20  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13





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
       3.21  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 13
       3.22  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.23  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       3.24  Financial Requirements   . . . . . . . . . . . . . . . . . . . . 14
       3.25  Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . 15
       3.26  Illegal Payments   . . . . . . . . . . . . . . . . . . . . . . . 15
       3.27  Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . 15
       3.28  Investment Experience  . . . . . . . . . . . . . . . . . . . . . 15
       3.29  Restricted Securities  . . . . . . . . . . . . . . . . . . . . . 15
       3.30  Legend   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       3.31  Brokerage Fees   . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . 16
       4.1  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . 16
       4.2  Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . 16
       4.3  Authority Relative to This Agreement  . . . . . . . . . . . . . . 16
       4.4  Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . 16
       4.5  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . 17
       4.6  Buyer Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
       4.7  Brokerage Fees  . . . . . . . . . . . . . . . . . . . . . . . . . 17
       4.8  SEC Documents; Financial Statements   . . . . . . . . . . . . . . 17
       4.9  Independent Investigation   . . . . . . . . . . . . . . . . . . . 18

ARTICLE V

       CONDUCT OF BUSINESS PENDING CLOSING  . . . . . . . . . . . . . . . . . 18
       5.1  Conduct and Preservation of Business  . . . . . . . . . . . . . . 18
       5.2  Restrictions on Certain Actions   . . . . . . . . . . . . . . . . 18

ARTICLE VI

       ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . 20
       6.1  Access to Information   . . . . . . . . . . . . . . . . . . . . . 20
       6.2  Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . 20
       6.3  Employment Agreement and Non-Competition Agreement  . . . . . . . 21
       6.4  Employee and Employee Benefit Plan Matters  . . . . . . . . . . . 21
       6.5  Title Insurance and Surveys   . . . . . . . . . . . . . . . . . . 21
       6.6  Collection of  Receivables    . . . . . . . . . . . . . . . . . . 23
       6.7  Uncollected Receivables   . . . . . . . . . . . . . . . . . . . . 23
       6.8  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       6.9  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . 24
       6.10  Notice of Litigation   . . . . . . . . . . . . . . . . . . . . . 24
       6.11  Change of Corporate Name   . . . . . . . . . . . . . . . . . . . 24
       6.12  Notification of Certain Matters  . . . . . . . . . . . . . . . . 25
       6.13  Access to Records After Closing  . . . . . . . . . . . . . . . . 25





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
       6.14  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . 26
       6.15  Taxes; Other Charges   . . . . . . . . . . . . . . . . . . . . . 26
       6.16  Survival of Covenants  . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE VII

       CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . 26
       7.1  Representations and Warranties True   . . . . . . . . . . . . . . 26
       7.2  Covenants and Agreements Performed  . . . . . . . . . . . . . . . 27
       7.3  Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       7.4  Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . 27
       7.5  Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VIII

       CONDITIONS TO OBLIGATIONS OF BUYER   . . . . . . . . . . . . . . . . . 27
       8.1   Representations and Warranties True  . . . . . . . . . . . . . . 27
       8.2   Covenants and Agreements Performed   . . . . . . . . . . . . . . 28
       8.3   Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       8.4   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 28
       8.5   Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       8.6   No Material Adverse Change   . . . . . . . . . . . . . . . . . . 28
       8.7   Employment and Non-Competition Agreements  . . . . . . . . . . . 28
       8.8   Unacceptable Encumbrances; Title Insurance   . . . . . . . . . . 28
       8.9   Due Diligence    . . . . . . . . . . . . . . . . . . . . . . . . 28
       8.10  Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE IX

       TERMINATION, AMENDMENT, AND WAIVER   . . . . . . . . . . . . . . . . . 29
       9.1  Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       9.2  Effect of Termination   . . . . . . . . . . . . . . . . . . . . . 30
       9.3  Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       9.4  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       9.5  Exclusive Remedies    . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE X

       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION   . . . . . . . . . . . . 30
       10.1  Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       10.2  Indemnification by Seller and Shareholder  . . . . . . . . . . . 31
       10.3  Indemnification by Buyer   . . . . . . . . . . . . . . . . . . . 31
       10.4  Procedure for Indemnification  . . . . . . . . . . . . . . . . . 32
       10.5  INDEMNIFICATION DESPITE NEGLIGENCE   . . . . . . . . . . . . . . 32
       10.6  Limitations    . . . . . . . . . . . . . . . . . . . . . . . . . 33
       10.7  Use of Buyer Shares to Satisfy Indemnification Obligations   . . 33





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
ARTICLE XI

       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       11.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.2  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . 34
       11.3  Binding Effect; Assignment; No Third Party Benefit   . . . . . . 34
       11.4  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.5  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.6  Further Assurances   . . . . . . . . . . . . . . . . . . . . . . 34
       11.7  Descriptive Headings   . . . . . . . . . . . . . . . . . . . . . 35
       11.8  Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.9  References   . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.11  Joint and Several Liability   . . . . . . . . . . . . . . . . . 35
       11.12  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.13  Limitation on Representations and Warranties    . . . . . . . . 35

ARTICLE XII

       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
       12.1  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . 36
       12.2  Certain Additional Defined Terms   . . . . . . . . . . . . . . . 38





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                            ASSET PURCHASE AGREEMENT


       ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 16, 1997, by and among Preco Machinery Sales, Inc., a Texas corporation ("Seller"), Crescent Operating, Inc., a Delaware corporation ("Buyer"), Charles H. Gregory, an individual ("Gregory"), and Jerry B. Cowan, an individual ("Cowan"), (Gregory and Cowan are sometimes collectively referred to as the "Shareholders" and individually, a "Shareholder").

       WHEREAS, Seller is engaged in the business of buying, selling, servicing, and leasing equipment and machinery (the "Business"); and

       WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all the assets of the Business, upon the terms and subject to the conditions herein set forth;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            TERMS OF THE TRANSACTION

       1.1 Assets to be Transferred. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, deliver, and convey (collectively, "transfer"), or cause to be transferred, to Buyer, and Buyer shall purchase from Seller, the following described assets and properties (but excluding the "Excluded Assets" referred to in Section 1.2 below) as existing on the Closing Date:

              (a) Owned Real Property. All those certain plots, tracts, or parcels of land located in Harris County, Texas and more particularly described on Schedule 1.1(a) (the "Owned Real Property").

              (b) Fixtures and Improvements. All plants, factories, warehouses, storage facilities, buildings, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations, and additions constructed, erected, or located on or attached or affixed to the Owned Real Property.

              (c) Realty Rights. All tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges, and appurtenances belonging, pertaining, or relating to the Owned Real Property, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water, or other utility facilities relating to the Owned Real Property, including without limitation all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title, and interest of Seller, if any, in, to, and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers,





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
       sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights, and mineral interests adjoining, upon, above, in, under, or pertaining to the Owned Real Property, all options and rights to purchase or otherwise acquire real property that is adjacent to or nearby the Owned Real Property, and all claims or demands whatsoever of Seller, either in law or in equity, with respect to the Owned Real Property, including without limitation any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same.

              (d) Leased Real Property. The leases described on Schedule 1.1(d) covering those certain plots, tracts, or parcels of land located in Nueces, Jefferson and Bexar Counties, Texas and more particularly described on Schedule 1.1(d) (the "Leased Real Property"), and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options in favor of Seller relating or pertaining to such leasehold estates. The Owned Real Property and the Leased Real Property are hereinafter referred to collectively as the "Real Property".

              (e) Vehicles. All the trucks, trailers, and other certificated vehicles described on Schedule 1.1(e).

              (f) Furniture and Equipment. All furniture, equipment, machinery, materials, vehicles, rolling stock, apparatus, tools, dies, implements, appliances, spare parts, supplies, and other tangible personal property of every kind, character, and description (other than the vehicles referred to in Section 1.1(e) and the inventories referred to in Section 1.1(g)) owned by Seller and located on, or used primarily in connection with, the Real Property, or used primarily in connection with the Business, as of the Closing;

              (g) Inventories. All of Seller's inventories located on, or used primarily in connection with, the Real Property, or used primarily in connection with the Business, as of the Closing, including without limitation finished goods, work-in-process, raw materials, supply inventories, and other inventories.

              (h) Computers. All of Seller's computer equipment and hardware, including without limitation all central processing units, terminals, disk drives, software, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, located on, or used primarily in connection with, the Real Property, or used primarily in connection with the Business, as of the Closing, and specifically including without limitation the computer equipment and hardware described on Schedule 1.1 (h).

              (i) Accounts Receivable and Certain Cash. (A) All accounts receivable of Seller and all other rights of Seller to payment for goods sold or leased or for services rendered, arising in the ordinary course of the operation of the Business listed in Schedule 1.1(i), together with all accounts receivable arising in the ordinary course of Business since the date of Schedule 1.1(i), including without limitation those which are not evidenced by instruments or chattel paper; together with all instruments and documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security, and guaranties in favor of Seller with respect to any of the foregoing, including without limitation any right of stoppage in transit, and (B) all cash collected or received by Seller after November 30, 1997 (i) in payment of any accounts receivable of the Business, or
       (ii) in connection with the sale of any equipment of the Business (other than cash received in connection with the sale of equipment for which the Purchase Price is adjusted pursuant to Section 1.5 below).

              (j) Intellectual Property. All Intellectual Property relating to, or used in connection with the operation of, the Business as described on Schedule 1.1(j), and all rights to recover for infringement thereon.

              (k) Corporate Name. All right, title, and interest of Seller in and to the names "Preco" and "Preco Machinery Sales", and any derivatives thereof, together with any goodwill associated with such names.

              (l) Permits. To the extent assignable, all right, title, and interest of Seller in, to, and under all Permits relating to, or used in connection with the operation of, the Business or relating to the construction, use, operation, or enjoyment of the Assets, as described on Schedule 1.1(l).

              (m) Personal Property Leases. All right, title, and interest of Seller in, to, and under the personal property leases described on
       Schedule 1.1(m), and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options in favor of Seller relating or pertaining to such leases or any thereof.

              (n) Contracts. All right, title, and interest of Seller in, to and under the contracts and agreements described on Schedule 1.1(n), and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options in favor of Seller relating or pertaining to such contracts and agreements or any thereof.

              (o) Prepaid Expenses. All right, title, and interest of Seller in and to all prepaid rentals and other prepaid expenses arising from payments made by Seller in the ordinary course of the operation of the Business prior to the close of business on the Closing Date for goods or services where such goods or services have not been received by Seller by the close of business on the Closing Date.

              (p) Backlog Orders. All Seller's backlog of orders for products or services sold by Seller in the ordinary course of the Business, which are (i) accepted by Seller in the ordinary course of the Business prior to the Closing or (ii) listed in Schedule 1.1(p) and, in each case, not invoiced or shipped prior to the Closing.

              (q) Books and Records. All books, records, papers, and instruments of Seller of whatever nature and wherever located that relate to the Assets or the operation of the Business, including without limitation all financial and accounting records and all books and records relating to employees, the purchase of materials, supplies, and services, product research and development, the leasing or sale of products, and dealings with customers, vendors, and suppliers of the Business, and including computerized books and records and other computerized storage media and the software (including documentation and object and source codes) used in connection therewith, provided that Seller shall be entitled to retain copies of any such books and records that are necessary for its tax, accounting, or legal purposes.

              (r) Customer and Supplier Data. All customer lists and customer data, vendor lists and vendor data, supplier lists and supplier data, and sales and promotional material and other sales-related material relating to, or used in connection with the operation of, the Business.

              (s) Surveys, Maps, and Diagrams. All surveys, maps, and building and machinery diagrams and plans of Seller relating to the Assets.

              (t) Bonds and Deposits. All right, title, and interest of Seller in and to all transferable bonds, deposits, and financial assurance requirements made by Seller with any Governmental Entity, utility company, or other person relating to the construction, use, operation, or enjoyment of the Assets or the Business.

              (u) Warranty Claims. All rights, claims, and causes of action of Seller under or pursuant to all warranties, representations, indemnifications, hold harmless provisions, and guarantees made by suppliers, licensors, manufacturers, contractors, and others in respect of the Business or the Assets.

              (v) Goodwill. All goodwill associated with, and the going concern value of, the Business.

All the assets and properties being transferred to Buyer pursuant to this Agreement are collectively referred to herein as the "Assets".

       1.2 Excluded Assets. Notwithstanding any provision contained in this Agreement to the contrary, the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Assets to be transferred to Buyer hereunder:

              (a)  the assets and properties of Seller described on Schedule
       1.2;

              (b) all cash and cash equivalents, marketable securities, and other investments (other than cash collected or received by Seller after November 30, 1997 (i) in payment of any accounts receivable of the Business as listed in Schedule 1.1(i) or arising in the ordinary course after November 30, 1992, or (ii) in connection with the sale of any equipment of the Business (other than cash received in connection with the sale of equipment for which the Purchase Price is adjusted pursuant to Section 1.5 below));

              (c) any Assets sold or otherwise disposed of by Seller in the ordinary course of the operation of the Business and not in violation of the provisions of this Agreement during the period commencing on the date of this Agreement and ending on the Closing Date;

              (d) the articles of incorporation and bylaws of Seller and all minutes, capital stock ledgers, corporate seals, and other similar corporate instruments of Seller;

              (e) any rights of Seller under or pursuant to contracts and agreements not assumed by Buyer pursuant to Section 1.7; and

              (f)  all rights of Seller under or pursuant to this Agreement.

       1.3 Instruments of Conveyance. In order to effectuate the transfer of the Assets contemplated by Section 1.1, at the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer, dated the Closing Date, all such general warranty deeds (in recordable form), bills of sale, certificates of title, and other documents or instruments of assignment, transfer, or conveyance as Buyer shall reasonably deem necessary or appropriate to vest in or confirm to Buyer good and indefeasible title to the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

       1.4 Purchase Price and Payment. In consideration of the transfer by Seller to Buyer of the Assets, in addition to the assumption of the Assumed Liabilities, and subject to adjustment pursuant to Section 1.5 below, at the Closing Buyer shall pay to Seller the aggregate purchase price of Four Million One Hundred Seventeen Thousand Six Hundred Sixty-One Dollars ($4,117,661.00) (the "Purchase Price"). The Purchase Price shall be paid by (a) Buyer's payment to Seller of One Million Seven Hundred Seventy-Seven Thousand Six Hundred Sixty-One Dollars ($1,777,661.00) in cash in immediately available funds by confirmed wire transfer to a bank account to be designated by Seller (such designation to occur no later than the third business day prior to the Closing Date) (such payment, the "Cash Portion of the Purchase Price"), and (b) Buyer's delivery to Seller of One Hundred Thirty Thousand (130,000) shares of Buyer's Common Stock, par value $0.01 per share (the "Buyer Shares"), which shares are agreed by the parties to have a market value of Two Million Three Hundred Forty Thousand Dollars ($2,340,000). The parties agree that, notwithstanding anything to the contrary contained herein, Buyer will deliver the Buyer Shares to Seller no later than December 19, 1997.

       1.5 Adjustment of Purchase Price.

              (a) The Cash Portion of the Purchase Price will be adjusted (either up or down) based on the aggregate net change in the amounts of asset and liability accounts of the Company as estimated on Schedule 1.5(a) hereto, which accounts constitute a portion of the Assets and Assumed Liabilities purchased by Buyer on the Closing Date (the aggregate balance of such accounts, the "Net Working Capital plus Equipment"), as compared to the actual Net Working Capital plus Equipment of the Company as of the close of business on November 30, 1997. If, upon completion of the procedures set forth in Section 1.5(b) below, it is finally determined that (i) the Net Working Capital plus Equipment as of the close of business on November 30, 1997 is greater than the estimated Net Working Capital plus Equipment as shown on
       Schedule 1.5(a), then the Cash Portion of the Purchase Price shall be increased by the amount of such difference, and Buyer shall pay to Seller the amount of such difference in cash within ten (10) days after such final determination, or (ii) the Net Working Capital plus Equipment as of the close of business on November 30, 1997 is less than the estimated Net Working Capital plus Equipment as shown on Schedule 1.5(a), then the Cash Portion of the Purchase Price shall be decreased by the amount of such difference, and Seller shall pay to Buyer the amount of such difference in cash within ten (10) days after such final determination.

              (b) Within sixty (60) days after the Closing, Buyer will prepare and deliver to Seller a statement of the Net Working Capital plus Equipment as of the close of business on November 30, 1997 (the "Closing Statement"), which statement shall be prepared in accordance with GAAP and the instructions provided in Schedule 1.5(a) hereto. If, within thirty (30) days following delivery of the Closing Statement to Seller, Seller has not given Buyer notice of its objection to the Closing Statement (such notice must contain a detailed statement of the basis of Seller's objection), then the Net Working Capital plus Equipment reflected in the Closing Statement will be used in computing the adjustment to the Cash Portion of the Purchase Price pursuant to Section 1.5(a) above. If Seller gives Buyer such notice of objection and the parties are unable to resolve the subject of such objection within fifteen (15) days after such notice, then the issues in dispute will be submitted to Arthur Anderson, LLP, certified public accountants (the "Accountants"), for resolution with instructions to the Accountants to resolve such dispute within forty-five (45) days. If issues in dispute are submitted to the Accountants for resolution (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees and expenses of the Accountants for such determination. The final determination of the Net Working Capital plus Equipment as of the close of business on November 30, 1997 shall occur on the earliest of (A) thirty (30) days after delivery of the Closing Statement to Seller without objection, (B) written agreement of Seller and Buyer to the Closing Statement or any modification thereof, or (C) written determination by the Accountants.

       1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on Schedule 1.6. Seller and Buyer shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with such allocation.

       1.7 Liabilities Assumed by Buyer. As further consideration for the transfer of the Assets to Buyer, Buyer agrees, upon the terms and subject to the conditions set forth herein, to assume, at the Closing, and thereafter to pay, perform, and discharge, the following liabilities and obligations of Seller (but only such liabilities and obligations):

              (a) all liabilities and obligations of Seller set forth on the Closing Date Balance Sheet to the extent so set forth (excluding liabilities for income taxes);

              (b) all obligations of Seller to pay the principal of and accrued interest on and to perform the obligations under the indebtedness of Seller described in Schedule 1.7;

              (c) all obligations of Seller accruing from and after the Closing Date under the leases, contracts, and agreements described in Schedules 1.1(d), 1.1(m) and 1.1(n); and

              (d) all contractual obligations of Seller (including contractual warranty obligations) in respect of any repair or replacement of equipment or products leased, distributed or held by Seller in connection with the Business prior to the Closing Date.

All the liabilities and obligations being assumed by Buyer pursuant to this Section are collectively referred to herein as the "Assumed Liabilities".

       1.8 Liabilities Not Assumed by Buyer. Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Seller (whether or not referred to in any Schedule or Exhibit hereto), except as specifically provided in Section 1.7. Without limiting the generality of the foregoing, Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for: (a) the liabilities and obligations of Seller described on Schedule 1.8;
(b) any liabilities and obligations of Seller in respect of the claims or Proceedings described on Schedule 1.8; (c) any liabilities and obligations of Seller relating to the excluded assets described in Section 1.2; (d) any liability or obligation of Seller in respect of any express or implied representation, warranty, agreement, or guaranty made (or claimed to have been made) by Seller (other than the contractual obligations included in the Assumed Liabilities referred to in Section 1.7(d) above), or imposed (or asserted to be imposed) by operation of law, in respect of any products or equipment leased, produced, distributed, or sold by Seller in connection with the Business on or prior to the Closing Date; (e) any liability or obligation of Seller existing at or arising after the Closing Date under any leases, contracts, agreements, or Permits included in the Assets which results from the breach, default, or wrongful action or inaction of Seller prior to the close of business on the Closing Date; (f) any liability or obligation of Seller resulting from or relating to the employment relationship between Seller and any of Seller's present or former employees engaged in connection with the ownership or operation of the Assets or the termination of any such employment relationship, including without limitation severance pay and other similar benefits, if any, and any claims filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any such present or former employee relating to the employment or termination of employment of any such employee by Seller, including without limitation any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation, or workers' compensation; (g) any liability or obligation of Seller in respect of any agreement, trust, plan, fund, or other arrangement under which benefits or employment is provided for any of Seller's present or former employees engaged in connection with the ownership or operation of the Assets; or (h) any income Tax liabilities or deficiencies, whether federal, state, or local, and any ad valorem property Taxes, in each such case to the extent applicable to periods ending on or prior to the Closing Date.

                                   ARTICLE II

                                    CLOSING

       2.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Andrews & Kurth L.L.P. in Houston, Texas at 9:00 a.m., local time, on December 17, 1997 or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously. The Closing shall be deemed to be effective for accounting purposes as of the close of business on the Closing Date.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                          SELLER AND THE SHAREHOLDERS

       Seller and each Shareholder jointly and severally represent and warrant to Buyer that:

       3.1 Corporate Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate the Assets and to carry on the Business as now being conducted. No actions or proceedings to dissolve Seller are pending.

       3.2 Qualification. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in all the jurisdictions in which such qualification or licensing is required for the conduct of the Business.

       3.3 Authority Relative to This Agreement. Seller and each Shareholder have full power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which each is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller and Each Shareholder of this Agreement and the Ancillary Documents to which each is a party, and the consummation by each of them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Seller and each Shareholder and constitutes, and each Ancillary Document executed or to be executed by them has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each such party, enforceable against such party in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

       3.4 Noncontravention. The execution, delivery, and performance by Seller and each Shareholder of this Agreement and the Ancillary Documents to which each is a party and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Seller, (ii) conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller or any Shareholder is a party or by which Seller, any Shareholder, the Business, or any of the Assets may be bound or any Permit held by Seller or the Business, (iii) result in the creation or imposition of any Encumbrance upon any of the Assets, or (iv) assuming compliance with the matters referred to in
Section 3.5, violate any Applicable Law binding upon Seller, any Shareholder, the Business, or any of the Assets, except, in the case of clause (ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given, (B) such consents, approvals, authorizations, waivers, and notices that are disclosed on Schedule 3.4 and (C) such consents, approvals, authorizations, waivers and notices, the failure to obtain which would not have a material adverse effect on the Business or the Assets.

       3.5 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) as set forth on
Schedule 3.5; and (ii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

       3.6 Operation of Business. Except as set forth in Schedule 3.6, Seller does not have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture, or other entity.

       3.7 Title to Assets. Seller is the owner of, and has good and indefeasible title to, all the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. Upon Seller's transfer of the Assets to Buyer pursuant to this Agreement, Buyer will have good and indefeasible title to all the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

       3.8 Financial Statements. Seller has delivered to Buyer accurate and complete copies of (i) Seller's audited consolidated balance sheet as of December 31, 1996 and the related audited consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of Ernst & Young, LLP, independent public accountants (the "Audited Financial Statements"), and (ii) Seller's unaudited balance sheet of the Business as of August 31, 1997 (the "Latest Balance Sheet"), and the related unaudited statements of income and stockholders' equity for the eight-month period then ended (the "Unaudited Financial Statements"), certified by Seller's chief financial officer (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from the books and records of Seller in conformity with GAAP, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and (ii) accurately, completely, and fairly present Seller's financial position as of the respective dates thereof and its results of operations and cash flows for the periods then ended.

       3.9 Absence of Certain Changes. Since August 31, 1997 (i) there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, the business, assets, results of operations, or condition

(financial or otherwise) of the Business or the ownership or operation of the Assets or any material portion thereof; (ii) the Business has been conducted only in the ordinary course consistent with past practice; (iii) Seller has not, in respect of the Business, incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) Seller has not suffered any material loss, damage, destruction, or other casualty to any of the Assets (whether or not covered by insurance); and (v) Seller has not, in respect of the Business, taken any of the actions set forth in Section 5.2 except as permitted thereunder.

       3.10 Compliance With Laws. To the best knowledge of Seller, Seller has complied with all Applicable Laws relating to the ownership or operation of the Assets or the operation of the Business (including without limitation Applicable Laws relating to securities, properties, business products, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights), and Seller has not received any written notice, which has not been dismissed or otherwise disposed of, that Seller has not so complied. Seller is not charged or, to the best knowledge of Seller, threatened with or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Assets or the operation of the Business.

       3.11 Legal Proceedings. There are no Proceedings pending or, to the best knowledge of Seller, threatened against or involving Seller relating to the Assets or the operation of the Business, except (i) as disclosed on
Schedule 3.11, (ii) for any Proceedings that pertain to routine claims by persons other than Governmental Entities that are adequately covered by insurance (subject to applicable insurance deductibles) and (iii) for product warranty claims arising in the usual and ordinary course of the Business for repair of products manufactured or sold by Seller which in the aggregate may be satisfied at nominal cost to Seller. No judgment, order, writ, injunction, or decree of any Governmental Entity has been issued or entered against Seller or any of its affiliates which continues to be in effect with respect to or affecting the Assets or the operation of the Business. Neither Seller nor any of its affiliates is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a material adverse effect on the Assets or the Business, or which is reasonably likely to result in a material adverse change in the Assumed Liabilities.
There are no Proceedings pending or, to the best knowledge of Seller, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

       3.12 Sufficiency and Condition of Assets. The Assets (i) constitute all the assets and properties used or held for use in connection with the operation of the Business and (ii) except for additions of inventory in the ordinary course of the Business, constitute all the assets and properties the use or benefit of which are reasonably necessary for the operation of the Business as currently conducted and as presently proposed to be conducted. All the tangible Assets (i) have been maintained in accordance with standard industry practice, (ii) are suitable for the purposes used, and (iii) are adequate and sufficient for the normal operation of the Business, as presently conducted. Seller owns or has a valid leasehold interest in, or otherwise has a valid right to use, all the Assets.

       3.13  Real Property.

              (a) The Real Property is all the real property owned or leased by Seller and used or held for use in connection with the operation of the Business. Set forth on Schedules 1.1(a) and 1.1(d) are lists or descriptions of the Real Property. There are no persons (other than Seller) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than Seller) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property.

              (b) Neither the whole nor any part of the Real Property is subject to any pending Proceeding for condemnation or other taking by any Governmental Entity, and, to the best knowledge of Seller, no such condemnation or other taking is contemplated or threatened.

              (c) There are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property, or the buildings, improvements, or fixtures situated thereon, or the business operated thereon, which could give rise to any mechanic's or materialmen's or other statutory lien against the Real Property, or the buildings, improvements, or fixtures situated thereon, or any part thereof, or for which Seller will be responsible.

              (d) Seller has delivered to Buyer accurate and complete copies of all title insurance policies, title reports, other title documents, surveys, certificates of occupancy, and Permits in the possession of Seller relating to the Real Property or the buildings, improvements, or fixtures situated thereon.

              (e) Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.

       3.14 Tangible Personal Property. Set forth on Schedules 1.1(h) and 1.1(m) are lists or descriptions, as of November 30, 1997, of all computer hardware and motor vehicles (other than spare parts, supplies, and inventories) owned or leased by Seller and used or held for use in connection with the operation of the Business, except for items having a value individually of less than $2,500 which do not, in the aggregate, have a value exceeding $50,000.
The motor vehicles and rolling stock owned or leased by Seller and used in connection with the operation of the Business are utilized solely for the transportation by Seller, for its own account and not for the account of others, of inventories, supplies, and other items relating to the operation of the Business.

       3.15 Leased Property. Set forth on Schedules 1.1(d) and 1.1(m) are lists of all leases under which Seller is the lessee or lessor of real or personal property used or held for use in connection with the operation of the Business (other than equipment rented by Seller in the ordinary course of business). Seller has good and valid leasehold interests in all such properties held by it under lease. Seller has been in peaceable possession (or remedied any claims relating thereto) of the property covered by each such lease since the commencement of the original term of such lease where Seller is
the lessee.   To the best of Seller's knowledge, with respect to leases where the Seller is the lessor, the lessee under such lease has been in peaceable possession (or remedied any claims relating thereto) of the property covered by each such lease since the commencement of the original term of such lease. No waiver, indulgence, or postponement of Seller's obligations under any such lease has been granted by the lessor or the lessee, or of the lessor's or lessee's obligations thereunder by Seller. Seller is not in breach of or in material default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a material default by Seller under, any of such leases, and Seller has not received any notice from, or given any notice to, any lessor or lessee indicating that Seller or such lessor or lessee is in breach of or in default under any of such leases. To the best knowledge of Seller, none of the lessors or lessees under any of such leases is in breach thereof or in default thereunder.

       3.16 Inventory. All inventory (which consists of new equipment inventory and parts inventory held for sale) included in the Assets is suitable and usable for sale in the ordinary course of the Business at normal mark-ups. Except as reflected in the Financial Statements, none of such inventory is obsolete or of below standard quality or merchantability, except for items that have been written down to realizable market value. Each item of such inventory is reflected in Seller's books and records on the basis of a complete physical count and is valued at the lower of cost, on a first-in, first-out basis, or market in accordance with GAAP. To Seller's knowledge, Seller also maintains sufficient inventories of spare and replacement parts to meet any repair and replacement obligations in the ordinary course of the Business, under applicable warranties or otherwise.

       3.17 Intellectual Property. Seller does not own, hold, use, or have pending any Intellectual Property in connection with the operation of the Assets or the Business. Seller owns or has rights to use all trademarks, service marks, and trade names, free from burdensome restrictions, that are necessary for the operation of the Assets and the Business as presently operated. Seller has not received any written notice or claim of any infringement, violation, misuse, or misappropriation by Seller in connection with the operation of the Assets or the Business of any Intellectual Property owned or purported to be owned by any other person.

       3.18 Permits. Set forth on Schedule 1.1(l) is a list of all material Permits held by Seller which relate to the Assets or the Business. Such Permits constitute all the material Permits necessary or required for the ownership and operation of the Assets and the conduct of the Business. Each of such Permits is in full force and effect, Seller is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. No notice has been issued by any Governmental Entity and no Proceeding is pending or, to the best knowledge of Seller, threatened with respect to any alleged failure by Seller to have any Permit.




       3.19  Agreements.

              (a) All material agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which Seller is a party or by which Seller is otherwise bound that relate to the Assets or the Business are listed on Schedule 1.1(n).

              (b) Seller has made available or delivered to Buyer accurate and complete copies of the agreements listed on Schedule 1.1(n). Each of such agreements is a valid and binding agreement of the parties thereto, enforceable against them in accordance with its terms. No breach or default exists with respect to any of such agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default, except for any breach, default or event which would not have a material adverse effect on the Business or the Assets.

       3.20 ERISA. During the past five years, neither Seller nor any of its affiliates have made or been required to make contributions to any "multiemployer plan", as defined in Section 3(37) of ERISA. Seller and all the affiliates of Seller have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the Assets. For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.

       3.21  Environmental Matters.

              (a) To the best knowledge of Seller, Seller has not violated and is not in violation of any Applicable Environmental Laws (as defined below) in connection with the ownership or operation of the Assets or the operation of the Business.

              (b) Seller is not subject to any existing, pending, or, to the best knowledge of Seller, threatened Proceeding under, or to any remedial obligations under, any Applicable Environmental Laws in connection with the ownership or operation of the Assets or the operation of the Business.

              (c) To the best knowledge of Seller, (i) all Permits, if any, required to be obtained by Seller under any Applicable Environmental Laws in connection with the ownership or operation of the Assets or the operation of the Business have been duly obtained and are in full force and effect, and (ii) Seller is in compliance in all respects with the terms and conditions of all such Permits.

              (d) To the best knowledge of Seller, except as set forth on
       Schedule 3.21 no hazardous materials (as defined below) have been treated, stored, disposed, or released on, from, or to any of the Assets under conditions that require remediation under Applicable Environmental Laws. To the best knowledge of Seller, no asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by Applicable Environmental Laws, has been installed in any of the Assets.

              (e) Seller has previously disclosed to Buyer all material information in its possession or known by it relating to any potential loss, damage, or expense (whether arising under any Applicable Environmental Laws or any actual or alleged contractual obligations of Seller or based on any actual or alleged injury to any person, including employees of Seller, or property) that may be incurred arising from (i) the actual or alleged treatment, production, manufacture or incorporation into any product, recycling, storage, disposal, or release into the environment of any hazardous material by or on behalf of Seller or (ii) the generation, treatment, storage, disposal, release, transportation, or removal of any hazardous material by Seller.


              (f) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in currently in effect in any and all jurisdictions in which the Assets are located or in which Seller has conducted operations of the Business, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids.

       3.22 Employees. Set forth on Schedule 3.22 is a list of the name, social security number, and dates of employment by Seller of each employee of the Business as of October 31, 1997, together with the position of each such employee and the total amounts of salary, bonuses, and other compensation paid or payable by Seller to each such employee for the current fiscal year and the immediately preceding fiscal year.

       3.23 Insurance. Set forth on Schedule 3.23 is a list of all insurance maintained by Seller with respect to the Assets or the Business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by Seller. During the past three years, no application by Seller for insurance with respect to any of the Assets or operations of the Business has been denied for any reason.

       3.24 Financial Requirements. Set forth on Schedule 3.24 is a list and summary description of all bonds, deposits, financial assurance requirements, and insurance coverage required to be submitted to Governmental Entities for the continued ownership and operation of the Assets and the operation of the Business.

       3.25 Powers of Attorney. Except as disclosed on Schedule 3.25, Seller has not granted to any person, and there is not currently existing, any power of attorney of any type pertaining to the Assets or the Business.

       3.26 Illegal Payments. To the best knowledge of Seller, none of Seller or any director, officer, employee, or agent of Seller has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the Assets or the Business, which Seller or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any Applicable Law.

       3.27 Investment Intent. Seller is acquiring the Buyer Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act covering the Buyer Shares or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the Buyer Shares, Seller is not offering or selling, and will not offer or sell, for Buyer in connection with any distribution of the Buyer Shares, and Seller does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

       3.28 Investment Experience. Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Buyer Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer Shares. Seller represents that it has not been organized for the purpose of acquiring the Buyer Shares.

       3.29 Restricted Securities. Seller understands that the Buyer Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Buyer Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Buyer Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of Buyer (or a notation may be made in the appropriate records of Buyer) in connection with the Buyer Shares.

       3.30 Legend. It is agreed and understood by Seller that the certificates representing the Buyer Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

       3.31 Brokerage Fees. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller that:

       4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Buyer are pending.

       4.2 Qualification. Buyer is duly qualified or licensed to do business as a foreign corporation and is in all the jurisdictions in which such qualification or licensing is required for the conduct of its business.

       4.3 Authority Relative to This Agreement. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Ancillary Document executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

       4.4 Noncontravention. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound or any Permit held by Buyer, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) assuming compliance with the matters referred to in Section 4.4, violate any Applicable Law binding upon Buyer.

       4.5 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the Securities Act; (ii) compliance with any applicable requirements of the Exchange Act;
(iii) compliance with any applicable state securities laws; (iv) as set forth on Schedule 4.5; and (v) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

       4.6 Buyer Shares. The Buyer Shares to be issued by Buyer at the Closing have been duly authorized for such issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable, and free and clear of all Encumbrances, except for Encumbrances expressly provided herein or arising by, though or under Seller. The issuance of the Buyer Shares under this Agreement is not subject to any preemptive or similar rights.

       4.7 Brokerage Fees. Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Seller from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyer or any of its affiliates.

       4.8  SEC Documents; Financial Statements.

              (a) The Company has filed all required reports, forms and other documents with the SEC since September 30, 1997 (the "Company SEC Documents"). As of its date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Documents.

              (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

       4.9 Independent Investigation. Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis, and evaluation of Seller, the Assets, and the Business, that it has made all such reviews and inspections of the Assets and the Business as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own independent investigation, analysis, and evaluation of Seller, the Assets, and the Business and (ii) the representations, warranties and agreements of Seller and the Shareholders contained herein.

                                   ARTICLE V

                      CONDUCT OF BUSINESS PENDING CLOSING

       Seller hereby covenants and agrees with Buyer as follows:

       5.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller (i) shall conduct the Business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws; (ii) shall use its reasonable best efforts to preserve, maintain, and protect the Assets; and
(iii) shall use its reasonable best efforts to preserve intact the business organization of the Business, to keep available the services of the employees of the Business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with the Business.

       5.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, Seller shall not, without the prior written consent of
Buyer:

              (a) make any material change in the ongoing operations of the Assets or the Business;

              (b) except in the ordinary course of the Business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money in respect of the Business;

              (c) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon, other than (i) contractual security interests created in the ordinary course of business that secure indebtedness of Seller, which shall be released immediately prior to or concurrently with the Closing, or (ii) Permitted Encumbrances;

              (d) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets, other than inventories sold in the ordinary course of the Business consistent with past practice;

              (e) make any capital expenditure or expenditures relating to the Business which, individually, is in excess of $300,000 or, in the aggregate, are in excess of $2,000,000;

              (f) pay, discharge, or satisfy any claims, liabilities, or obligations relating to the Business (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of the Business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Latest Balance Sheet or incurred since the date thereof in the ordinary course of the Business consistent with past practice;

              (g) enter into any lease, contract, agreement, commitment, arrangement, or transaction relating to the Business, except in the ordinary course of the Business consistent with past practice;

              (h) amend, modify, or change any existing lease, contract, or agreement relating to the Business, other than in the ordinary course of the Business consistent with past practice;

              (i) waive, release, grant, or transfer any rights of value relating to the Business, other than in the ordinary course of the Business consistent with past practice;

              (j)  lay off any employees of the Business;

              (k) accelerate collection of any notes or accounts receivable generated by the Business;

              (l) delay payment of any account payable or other liability of Seller relating to the Business beyond its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

              (m) allow the levels of the inventory of the Business to vary in any material respect from the levels customarily maintained by Seller in the ordinary course of the Business consistent with past practice;

              (n) permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers Assets or insures risks, contingencies, or liabilities of the Business, unless simultaneously with such cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated, or lapsed are in full force and effect and written copies thereof have been provided to Buyer;

              (o) change any of the accounting principles or practices used by it relating to the Business;

              (p) intentionally take any action which would or might make any of the representations or warranties of Seller contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

              (q) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

       6.1 Access to Information. Between the date hereof and the Closing, Seller (i) shall give Buyer and its authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records, including work papers and other materials prepared by Seller's independent public accountants, of Seller relating to the Assets or the Business, (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause Seller's officers to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Assets and the Business as Buyer may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of Seller contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that Seller shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Seller or its affiliates or representatives.

       6.2 Third Party Consents. Seller shall use its reasonable best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by Buyer to be desirable to enable Seller to transfer the Assets to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. With respect to the transfer of any agreement or contract between Seller and any of its lessee customers to Buyer hereunder, if such transfer requires the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller shall use its reasonable best efforts to obtain such consents to the extent required of such other parties. If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable agreement or contract while protecting Seller from continuing liabilities or obligations thereunder.

       6.3 Employment Agreement and Non-Competition Agreement. Cowan and Buyer shall enter into (a) an employment agreement (the "Employment Agreement") at (and subject to the occurrence of) the Closing pursuant to which Buyer shall agree to employ Cowan for the period and on the terms set forth therein, and
(b) a non-competition agreement (the "Non-Competition Agreement") at (and subject to the occurrence of) the Closing pursuant to which Cowan shall agree not to compete with Seller for the period and on the terms set forth therein The

Employment Agreement and the Non-Competition Agreement shall be in substantially the forms set forth as Exhibit 6.3A and Exhibit 6.3B, respectively.

       6.4  Employee and Employee Benefit Plan Matters.

       (a) Seller shall terminate the employment of all employees of the Business effective as of the Closing Date. Buyer may, but is not in any way obligated to, offer employment to some or all of the terminated employees upon such terms and conditions as Buyer shall in its sole discretion determine. Buyer agrees to give each of Seller's employees who are employed by Buyer credit for vacation accruals earned but unused for the current year. Buyer agrees to notify Seller in writing as soon as possible after the execution hereof and in any event at least two days prior to the Closing, (i) of any employees of the Business which Buyer does not intend to offer employment and
(ii) whether employees of the Business engaged by Buyer will be provided with group health and medical coverage on terms at least as good as those made available by Seller commencing on the date of employment with Buyer.

       (b) Buyer is not hereby, and at no time hereafter will be, adopting, accepting, or assuming any employee benefit plan or collective bargaining agreement of Seller relating to any of its employees or any other agreement, trust, plan, fund, or other arrangement of Seller that provides for employee benefits or perquisites (collectively, "Employment Arrangements"), and Buyer shall have no liability or obligation whatsoever under any Employment Arrangement to Seller or to any employees of Seller, whether or not any of such employees are offered employment by or become employees of Buyer. Buyer is not obligated to replace any of the Employment Arrangements for any employees of Seller who become employees of Buyer, nor is Buyer obligated to provide such persons with any similar agreements, plans, or arrangements.

       (c) Seller will comply after the Closing Date with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code with respect to any employee or former employee of Seller (and any dependent or former dependent thereof) whose employment with Seller terminates in connection with Buyer's purchase of the Business.

       6.5  Title Insurance and Surveys.

              (a) Seller shall obtain and furnish to Buyer at the Closing an owner's policy of title insurance ("Title Insurance") from Stewart Title or one or more other title insurance companies reasonably acceptable to Buyer (the "Title Company") relating to each parcel of owned Real Property described on Schedule 1.1(a), which Title Insurance shall insure at regular rates, in an amount reasonably determined sufficient by Buyer (or as otherwise required by Applicable Laws), Buyer's title to such Real Property, free and clear of all Encumbrances except for the Permitted Encumbrances, and providing by way of appropriate endorsements and supplemental coverages, insurance which is available under the title insurance regulations of the State of Texas for other estates, rights, privileges, and risks which may be ancillary or appurtenant to or affect or burden such Real Property or which may be necessary or convenient for its use, enjoyment, or protection, including without limitation affirmative coverage of all material rights-of-way, easements, access rights, and other servient estates and against all restrictions, restrictive covenants, and dominant estates, including affirmative coverage against loss of use or reversion in the event of a violation of restrictions, restrictive covenants, or easements if available.

              (b) Within ten (10) days after the execution and delivery of this Agreement, Seller shall obtain and furnish to Buyer a commitment for Title Insurance from the Title Company with respect to each parcel of owned Real Property described on Schedule 1.1(a) ("Title Binders") showing fee title to such Real Property in Seller, as appropriate, and committing to issue the Title Insurance with respect to such Real Property, such Title Binders to show all Encumbrances with respect to such Real Property, and shall also deliver to Buyer legible copies of all documents referred to as exceptions to title in the Title Binders.

              (c) Within ten (10) days after the execution and delivery of this Agreement, Seller shall deliver to Buyer currently dated surveys (the "Surveys") of each parcel of owned Real Property described on
       Schedule 1.(a), each of which Surveys shall be prepared by a licensed professional engineer or surveyor acceptable to Buyer and to the Title Company. The Surveys (including specifically the certificate of the engineer or surveyor forming a part thereof) shall be in form and substance acceptable to Buyer and to the Title Company. The parties agree that in order for the Surveys to be acceptable to Buyer they shall
       (i) locate all existing improvements, easements and rights-of-way (which shall show applicable recording data where possible), encroachments, conflicts, and protrusions affecting the Real Property, and water, sewer, gas, and electric lines and the size and capacity thereof, shall set forth the outside perimeters of the Real Property, shall contain a metes and bounds description of the Real Property, and shall set forth the acres included within the Real Property, (ii) contain a statement on the face thereof certifying that no part of the Real Property lies within a flood plain or flood prone area or a flood way of any body of water, and (iii) show the zoning classifications of the Real Property under local zoning ordinances, and with the Surveys Seller shall deliver to Buyer copies of the provisions of the local zoning ordinances which govern the use of property so classified.

              (d) Within ten (10) days after the receipt of the Title Binders and copies of all exceptions shown therein and of the Surveys and copies of all applicable provisions of the local zoning ordinances, Buyer shall deliver to Seller a notice (the "Objection Notice") if it reasonably believes that Seller's title to any Real Property is not as represented herein or that any of the Encumbrances reflected in the Title Binders or Surveys are not Permitted Encumbrances and the reasons for such belief (any such Encumbrances specified in the Objection Notice being referred to herein as "Unacceptable Encumbrances"). Seller may, but shall not be obligated to, take such steps as shall be necessary to eliminate or modify the Unacceptable Encumbrances in a manner reasonably acceptable to Buyer. Seller shall notify Buyer within five (5) days after its receipt of the Objection Notice whether it intends to so eliminate or modify the Unacceptable Encumbrances. In the event Buyer shall not deliver an Objection Notice within such time period, all Encumbrances reflected in the Title Binders and Surveys shall be deemed to be Permitted Encumbrances. Any and all matters disclosed in the Title Binders or the Surveys as to which Buyer objects by timely delivery of the Objection Notice which are thereafter cured to the satisfaction of Buyer or waived by Buyer in writing shall also be deemed to be Permitted Encumbrances.

              (e) Within ten (10) days after the execution and delivery of this Agreement, Seller shall deliver or make available to Buyer all maps, surveys, drawings, and plot plans in the possession of Seller depicting the Real Property or any portion thereof.

              (f) The cost of obtaining Title Binders, Title Insurance, and Surveys shall be borne by Seller.

       6.6 Collection of Receivables. After the Closing Date, the parties hereto shall cooperate with each other in the collection of the accounts receivable of the Business as conducted by Seller before, and by Buyer from and after, the Closing Date. In the event that Seller receives a payment after the Closing Date from a customer or any other party that constitutes payment of a receivable transferred to Buyer hereunder as part of the Assets, Seller shall immediately transmit (and endorse, if necessary or appropriate) such payment to Buyer.

       6.7 Uncollected Receivables. If, on or prior to the date which is 180 days following the Closing Date, Buyer has been unable to collect the account receivables purchased by Buyer hereunder in full, Buyer shall have the option to sell and, upon exercise of such option by Buyer, Seller shall have the obligation to buy, such uncollected receivables, for cash, at the aggregate face value thereof. Seller shall be obligated to consummate such repurchase within ten days after written notice from Buyer of Buyer's election to require such repurchase.

       6.8  Insurance.

              (a) As of the Closing, Seller shall cease to be covered with respect to any occurrence after the Closing under the insurance policies obtained and maintained by Seller covering the business, property, and employees of Seller. All such occurrences prior to the Closing which are insured under such policies shall continue to be so insured, and Buyer shall be entitled to the benefits thereof to the limited extent necessary to hold Buyer harmless from such occurrences and any remaining benefits thereof shall be paid to the benefit of Seller. At Buyer's request, Seller shall make copies of such policies available to Buyer for inspection and shall assist Buyer in determining whether any claim or loss is covered by such policies of insurance. Following the Closing, Buyer shall give to Seller prompt notice of the assertion by any person of any claim against Seller which might be subject to the insurance coverage described in this Section. Buyer shall cooperate with Seller and any applicable insurance carrier in any investigation by Seller or any applicable insurance carrier of any such claim and shall give to Seller and any applicable insurance carrier reasonable access to the books, records, and personnel formerly of Seller to the extent reasonably necessary to enable Seller and any applicable insurance carrier to investigate such claim.

              (b) As of the Closing and until December 31, 1999, Buyer shall cause Seller and Peidmont Corporation, Production Capital Co., Merit Company, and Compact Equipment Company to be covered with as additional named insureds with respect to any occurrence after the Closing under the insurance policies obtained and maintained by Buyer covering the Business. At Seller's request, Buyer shall make copies of such policies available to Seller for inspection and shall assist Seller in determining whether any claim or loss is covered by such policies of insurance. Following the Closing, Seller shall give to Buyer prompt notice of the assertion by any person of any claim against Seller which might be subject to the insurance coverage described in this Section. Seller shall cooperate with Buyer and any applicable insurance carrier in any investigation by Buyer or any applicable insurance carrier of any such claim and shall give to Buyer and any applicable insurance carrier reasonable access to the books, records, and personnel formerly of Seller to the extent reasonably necessary to enable Buyer and any applicable insurance carrier to investigate such claim.

       6.9 Public Announcements. Except as may be required by Applicable Law or the National Association of Securities Dealers, Inc., neither Buyer nor Seller shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld). Any such press release or public statement required by Applicable Law or by the National Association of Securities Dealers, Inc. shall only be made after reasonable notice to the other party.

       6.10 Notice of Litigation. Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against Seller which relates to or affects the Assets or the Business, or the ability of Seller to consummate the transactions contemplated hereby.

       6.11 Change of Corporate Name. Within ten (10) days following the Closing, Seller shall change its corporate name so that it does not contain the words "Preco", "Preco Machinery Sales", or any derivatives thereof, and shall take all appropriate action to make the names "Preco" and "Preco Machinery Sales" available to Buyer for purposes of qualifying to do business in those jurisdictions in which the Business is conducted. Neither Seller nor any corporation, partnership, venture, or other entity controlled directly or indirectly by Seller shall have any name containing the initials the words "Preco", "Preco Machinery Sales", or any derivatives thereof after such change has been made. Seller shall provide Buyer with evidence of the change in Seller's corporate name required by this Section within ten (10) days after such change has been made.

       6.12 Notification of Certain Matters. Seller shall give prompt notice to Buyer of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate at or prior to the Closing,
(ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder, and (iii) any notice or other communication from any person alleging that the consent or approval of such person is or may be required in connection with the transactions contemplated by this Agreement (other than those consents and approvals indicated as required on Schedule 3.4). Buyer shall give prompt notice to Seller of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article IV to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VII and VIII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       6.13  Access to Records After Closing.

              (a) For a period of six (6) years from and after the Closing Date, Seller and its representatives shall have reasonable access to inspect and copy all books and records relating to the Assets or the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Assets or the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section.

              (b) For a period of six (6) years from and after the Closing Date, Buyer and its representatives shall have reasonable access to inspect and copy all books and records relating to the Assets or the Business which Seller or any of its affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its affiliates upon receipt of reasonable advance notice and during normal business hours. If Seller or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section.

              (c) Nothing contained in this Section shall require Buyer or Seller to retain any books or records longer than such books or records would otherwise have been retained in the ordinary course of business but for the transactions contemplated by this Agreement.

       6.14 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

       6.15  Taxes; Other Charges.

              (a) All sales and use Taxes resulting from the consummation of the transactions contemplated hereby shall be borne by Seller, and the parties shall cooperate in obtaining all exemptions from such Taxes.
       All other registration, transfer, recording, and deed and stamp Taxes and fees incurred in connection with the consummation of the transactions contemplated hereby shall be borne by Buyer. The party designated for the payment of the foregoing Taxes shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

              (b) All 1997 real and personal property Taxes imposed on or with respect to the Assets shall be prorated as between Seller and Buyer based on the number of days in 1997 before and after the Closing Date. Seller shall be liable for such Taxes prorated for the period up to and including the Closing Date, and Buyer shall be liable for such Taxes prorated for the period subsequent to the Closing Date. Seller shall be responsible for the actual payment of such Taxes to the appropriate Governmental Entity that become due and payable prior to the Closing Date. Buyer shall likewise be responsible for the actual payment of such Taxes becoming due and payable subsequent to the Closing Date. The parties shall file all necessary documentation with respect to, and make all payments of, such Taxes on a timely basis.

              (c) All utility and other service charges and prepaid rentals relating to the Assets shall be prorated as between Seller and Buyer as of the Closing Date.

       6.16 Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLER

       The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

       7.1 Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except to the extent that any such representation or warranty shall have been true and correct as of such specified date.

       7.2 Covenants and Agreements Performed. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

       7.3 Certificate. Seller shall have received a certificate executed by the president or any vice president-finance of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in this Article VII have been fulfilled.

       7.4 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

       7.5 Other Documents. Seller shall have received the certificates, instruments, documents and other items listed below:

              (a) the Cash Portion of the Purchase Price in accordance with
       Section 1.4 above.

              (b) A stock certificate in definitive form representing the Buyer Shares to be delivered to Seller pursuant to Section 1.4, registered in the name of Seller and duly executed by Buyer.

              (c) Such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF BUYER

       The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

       8.1 Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

       8.2 Covenants and Agreements Performed. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

       8.3 Certificate. Buyer shall have received a certificate executed by the chairman or president of Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in this Article VIII have been fulfilled.

       8.4 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

       8.5 Consents. All consents and approvals of all persons necessary for the consummation of the transactions contemplated hereby under the agreements listed in Schedule 8.5 have been obtained.

       8.6 No Material Adverse Change. Since August 31, 1997, there shall not have been any material adverse change in the business, assets, results of operations, condition (financial or otherwise), or prospects of the Business or the ownership or operation of the Assets or any material portion thereof.

       8.7 Employment and Non-Competition Agreements. Cowan shall have entered into the Employment Agreement and Non-Competition Agreement with Buyer.


       8.8  Unacceptable Encumbrances; Title Insurance.

              (a) Buyer shall not have delivered to Seller within the time period specified in Section 6.5 an Objection Notice describing an Unacceptable Encumbrance, or if it has so delivered an Objection Notice describing an Unacceptable Encumbrance, such Unacceptable Encumbrance shall have been eliminated or modified to the reasonable satisfaction of Buyer.

       (b)  Buyer shall have received the Title Insurance described in Section
6.5.

       8.9 Due Diligence. The due diligence conducted by Buyer and its representatives in connection with the proposed transactions contemplated hereby shall not have caused Buyer or its representatives to become aware of any facts relating to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Business or the Assets which, in the good faith judgment of Buyer, make it inadvisable for Buyer to proceed with the consummation of the transactions contemplated hereby.

       8.10 Other Documents. Buyer shall have received the certificates, instruments, documents and other items listed below:

              (a) The instruments of conveyance contemplated by Section 1.3, in form and substance reasonably satisfactory to Buyer.

              (b) Executed copies of all consents and approvals of third parties required to be obtained by or on the part of Seller for the consummation of the transactions contemplated hereby.

              (c) All books and records of Seller relating to the Assets or the operation of the Business.

              (d) A copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance by Seller of this Agreement, certified by the secretary or an assistant secretary of Seller.

              (e) Such other certificates, instruments, and documents as may be reasonably requested by Buyer to carry out the intent and purposes of this Agreement.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT, AND WAIVER

       9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

              (a)  by mutual written consent of Seller and Buyer; or

              (b)  by either Seller or Buyer, if:

                     (i) the Closing shall not have occurred on or before December 15, 1997, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

                     (ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

              (c) by Seller, if (i) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in any material respect, or (ii) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within thirty (30) days of actual knowledge thereof by Buyer; or

              (d) by Buyer, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time, or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within thirty (30) days of actual knowledge thereof by Seller.

       9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Seller or Buyer, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Article X and Sections 6.10, 6.15, 11.1, 11.4 and 11.5 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

       9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

       9.4 Waiver. Each of Seller and Buyer may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

       9.5 Exclusive Remedies. The rights and remedies of the parties hereto shall be the sole and exclusive remedies of the parties in the event of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement.

                                   ARTICLE X

                          SURVIVAL OF REPRESENTATIONS;
                                INDEMNIFICATION

       10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing for a period ending on (and including) the first anniversary of the Closing Date (the "Survival Date"), regardless of any investigation made by or on behalf of any party. No party hereto shall have any indemnification obligation pursuant to this Article X in respect of any representation or warranty referred to herein unless before the Survival Date it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such claim, (ii) an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim; provided, however, that any notice which the party seeking indemnification delivers to the indemnifying party prior to the Survival Date which notifies the indemnifying party of the existence of a claim and, notwithstanding the failure of such notice to meet the requirements set forth in clauses (i), (ii), and (iii) above, does not materially prejudice the indemnifying party's ability to defend such claim, shall be deemed to have met the requirement of delivery of notice prior to the Survival Date for the purpose of preserving the indemnified party's right to indemnification pursuant to this Article X. The provisions of this Section shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at, or after the Closing.

       10.2 Indemnification by Seller and Shareholder. Subject to the terms and conditions of this Article X, Seller and Shareholder each jointly and severally shall indemnify, defend, and hold harmless Buyer, the subsidiaries and parent corporations of Buyer, each director, officer, employee, and agent of Buyer or any of its subsidiaries or parent corporations, and each affiliate of Buyer and its subsidiaries and parent corporations, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from any of the following:

              (a) any inaccuracy in or breach of any representation or warranty of Seller or Shareholder contained in this Agreement or in any certificate delivered pursuant hereto;

              (b) any breach by Seller or Shareholder of any of its or his covenants or agreements contained in this Agreement or in any certificate delivered pursuant hereto;

              (c) any liability or obligation of Seller or its affiliates (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), other than the Assumed Liabilities;

              (d) the ownership, management, or use of the Assets or the Business prior to the Closing Date; or

              (e) any products or equipment distributed, sold or leased by Seller in connection with the Business on or prior to the Closing Date (other than the Assumed Liabilities).

       10.3 Indemnification by Buyer. Subject to the terms and conditions of this Article X, Buyer shall indemnify, defend, and hold harmless Shareholder, Seller, each director, officer, employee, and agent of Seller, and each affiliate of Seller, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Seller Group"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from any of the following:

              (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto;

              (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any certificate delivered pursuant hereto;

              (c)  the Assumed Liabilities;

              (d) the ownership, management, or use by Buyer of the Assets from and after the Closing Date, except to the extent Buyer is indemnified by Seller with respect to such matters pursuant to Section 10.2; and

              (e) any products or equipment leased, distributed or sold by Buyer from and after the Closing Date, except to the extent Buyer is indemnified by Seller with respect to such matters pursuant to Section 10.2.

       10.4 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

       10.5 INDEMNIFICATION DESPITE NEGLIGENCE. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED PURSUANT TO THIS
ARTICLE X SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL DAMAGES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE X NOTWITHSTANDING THAT ANY SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON AND REGARDLESS OF WHETHER ANY OTHER PERSON (INCLUDING THE OTHER PARTIES TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT.

       10.6 Limitations. The obligations of the parties hereto to provide any indemnification under this Article X shall be subject to the following limitations:

              (a) Buyer shall not be entitled to indemnification from Seller or Shareholders under this Article X unless the aggregate damages incurred by Buyer are in excess of

       $100,000, and then only to the extent of such excess, and the aggregate liability of Seller and the Shareholders to indemnify Buyer hereunder shall not exceed the Purchase Price;


              (b) Seller and Shareholders shall not be entitled to indemnification from Buyer under this Article X unless the aggregate damages incurred by Seller and Shareholders are in excess of $100,000, and then only to the extent of such excess, and the aggregate liability of Buyer to indemnify Seller and the Shareholders hereunder shall not exceed the Purchase Price; and

              (c) No party hereto shall have any liability, in any circumstance, for lost business opportunities, loss of revenue, speculative or prospective profits, or any other special incidental, consequential, exemplary, punitive or indirect damages.

       10.7 Use of Buyer Shares to Satisfy Indemnification Obligations. Seller shall have the right to use its Buyer Shares (to the extent of such shares) to pay its indemnification obligations hereunder, if any, by returning to Buyer the number of Buyer Shares with a value equal to the indemnification obligation(s) that Seller elects to pay with Buyer Shares, which value per share shall be deemed to be equal to the greater of (i) the Current Market Value per share as of the Closing Date, or (ii) the market value per share as of the date such indemnification obligation becomes due and payable determined using the formula for Current Market Value applied to the ten consecutive trading days immediately preceding the day such indemnification obligation is payable.

                                   ARTICLE XI

                                 MISCELLANEOUS

       11.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or telefax, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

              If to Buyer:                 Crescent Operating, Inc.
                                           306 West 7th Street, Suite 1025
                                           Fort Worth, Texas 76102
                                           Attention: Jeffery Stevens
                                           Telefax: 817.339.1001


              If to Seller and
              the Shareholders:            c/o Charles H.  Gregory
                                           2501 West 11th Street
                                           Houston, Texas 77008
                                           Telefax: 713.864.3658

       11.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       11.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Buyer may assign to any wholly owned subsidiary of Buyer any of Buyer's rights, interests, or obligations hereunder, upon notice to Seller, provided that no such assignment shall relieve Buyer of its obligations hereunder. Except as provided in Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

       11.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

       11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

       11.6 Further Assurances. From time to time following the Closing, at the request of either party hereto and without further consideration, the other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

       11.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

       11.8 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

       11.9 References. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof ", "hereby",

"hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit, or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits, and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

       11.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

       11.11 Joint and Several Liability. Each of Seller and the Shareholders agree that they are jointly and severally liable for all representations, warranties, covenants, agreements, and indemnities of Seller contained in this Agreement.

       11.12 Disclosure. The disclosures in the Schedules to this Agreement, and those in any supplements thereto, shall relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules in relation to a specifically identified representation or warranty), those in this Agreement shall control.

       11.13 Limitation on Representations and Warranties.

              (a) Except as and to the extent expressly set forth in this Agreement, or included on any Schedule hereto or certificate delivered in connection herewith, Seller and the Shareholders make no other representation or warranty and disclaim all liability and responsibility for any other representation, warranty, statement or information (financial or otherwise) made or communicated (orally or in writing) to Buyer or any of its affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection, financial statement or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant or representative of Seller or of any affiliate thereof).

              (b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT DIMINISHING IN ANY MANNER THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III, SELLER AND THE SHAREHOLDERS MAKE NO REPRESENTATIONS OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTERS, INCLUDING WITHOUT LIMITATION, THE FOLLOWING MATTERS: THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR

       PURPOSE OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER IS ACQUIRING THE ASSETS AND BUSINESS "AS IS", "WHERE IS" AND "WITH ALL FAULTS."

              (c) Seller and the Shareholders furthermore make no representation or warranty to Buyer regarding the probable success or future profitability of the Business or of any of the Assets.

                                  ARTICLE XII

                                  DEFINITIONS

       12.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

              "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, "control", when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              "Ancillary Documents" means each agreement, instrument, and document (other than this Agreement) executed or to be executed by Seller, any Shareholder or Buyer in connection with the transactions contemplated by this Agreement.

              "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

              "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

              "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions, easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "GAAP" means generally accepted accounting principles in the United States of America applied on a basis consistent with preceding years throughout the periods involved.

              "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

              "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

                   "IRS" means the Internal Revenue Service.

              "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

              "Permitted Encumbrances" means (a) Encumbrances created by Buyer,
       (b) contractual Encumbrances securing any Assumed Liabilities, (c) liens for Taxes not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (d) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of the Business securing payments not yet due and payable or, if due and payable, the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, (e) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Business; provided, however, that at the Closing "Permitted Encumbrances" shall not include any liens for Taxes or statutory liens filed of record against the Assets, and (f) contractual security interests covering equipment arising in the ordinary course of business that secure contracts being assumed by Buyer as part of the Assets.

              "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

              "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

              "reasonable best efforts" means a party's reasonable commercial efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

              "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

              "to the best knowledge" of a specified person (or similar references to a person's knowledge) means that the only information to be attributed to such person is information actually known to (a) such person in the case of an individual or (b) in the case of a corporation or other entity, a current officer; provided, that each of the Shareholders as officers of Seller will conduct a reasonable inquiry of other officers and key employees with respect to the matters covered by the representations and warranties contained herein.

       12.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 12.1, the following terms are used in this Agreement as defined in the Sections, Articles or other references set forth opposite such terms:

         Defined Term                                       Reference
         ------------                                       ---------
Accountants                                                 Section 1.5
Agreement                                                   Preamble
Applicable Environmental Laws                               Section 3.23
Assets                                                      Section 1.1
Assumed Liabilities                                         Section 1.7
Audited Financial Statements                                Section 3.8
Business                                                    Preamble
Buyer                                                       Preamble
Buyer Group                                                 Section 10.2
Buyer Shares                                                Section 1.4
Cash Portion of Purchase Price                              Section 1.4
Closing                                                     Article II
Closing Date                                                Article II
closing price                                               Section 1.4
Closing Statement                                           Section 1.5
Company SEC Documents                                       Section 4.7
Consent Required Contract                                   Section 6.6
Cowan                                                       Preamble
Current Marker Price                                        Section 1.4
Damages                                                     Section 10.2
Employment Agreement                                        Section 6.3
Employment Arrangements                                     Section 6.4
Excluded Assets                                             Section 1.2
Financial Statements                                        Section 3.8
Gregory                                                     Preamble

hazardous material                                          Section 3.23
Latest Balance Sheet                                        Section 3.8
Leased Real Property                                        Section 1.1
Net Working Capital Plus Equipment                          Section 1.5
Non-Competition Agreement                                   Section 6.3
Objection Notice                                            Section 6.5
Owned Real Property                                         Section 1.1
Purchase Price                                              Section 1.4
Real Property                                               Section 1.1
Securities Act                                              Section 4.7
Seller                                                      Preamble
Seller Group                                                Section 10.3
Shareholder                                                 Preamble
Surveys                                                     Section 6.5
Survival Date                                               Section 10.1
Title Binders                                               Section 6.5
Title Company                                               Section 6.5
Title Insurance                                             Section 6.5
transfer                                                    Section 1.1
Unacceptable Encumbrances                                   Section 6.5
Unaudited Financial Statements                              Section 3.8

                           [Signature page to follow]

       IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.


                                  Preco Machinery Sales, Inc.


                                  By:
                                      ------------------------------------------
                                  Name:
                                        ----------------------------------------
                                  Title:
                                         ---------------------------------------



                                  ----------------------------------------------
                                  Charles H. Gregory



                                  ----------------------------------------------
                                  Jerry B. Cowan


                                  Crescent Operating, Inc.



                                  By:
                                      ------------------------------------------
                                  Name:
                                        ----------------------------------------
                                  Title:
                                         ---------------------------------------